                                                                       EXHIBIT 2


                            AGREEMENT AND PLAN OF MERGER


                                       AMONG


                              DIGI INTERNATIONAL INC.,


                                CD ACQUISITION INC.


                                        AND


                              CENTRAL DATA CORPORATION





                              DATED AS OF JULY 1, 1998

                                 TABLE OF CONTENTS


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


ARTICLE I The Merger; Effective Time; Closing. . . . . . . . . . . . . . . . . 1
    1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.2     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.3     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II Charter and By-Laws of the Surviving Corporation. . . . . . . . . . 2
    2.1     The Charter. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    2.2     The By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III Directors and Officers of the Surviving Corporation. . . . . . . . 2
    3.1     Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    3.2     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE IV Merger Consideration; Conversion of CDC Shares  in the Merger;
Substitution of Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . 3
    4.1     Merger Consideration; Conversion of CDC Shares in Merger . . . . . 3
    4.2     Substitution of Stock Options. . . . . . . . . . . . . . . . . . . 4
    4.3     Payment for CDC Shares in the Merger . . . . . . . . . . . . . . . 5
    4.4     Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . 5
    4.5     No Transfer of CDC Shares. . . . . . . . . . . . . . . . . . . . . 5
    4.6     Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE V Representations and Warranties of CDC. . . . . . . . . . . . . . . . 6
    5.1     Organization and Qualification, Subsidiaries . . . . . . . . . . . 6
    5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    5.3     Authority Relative to this Agreement . . . . . . . . . . . . . . . 8
    5.4     No Conflict, Required Filings and Consents . . . . . . . . . . . . 8
    5.5     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    5.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 9
    5.7     Absence of Certain Changes or Events . . . . . . . . . . . . . . . 9
    5.8     Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . .10
    5.9     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .11
    5.10    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .13
    5.11    Real Property and Leases . . . . . . . . . . . . . . . . . . . . .13
    5.12    Proprietary Information of Third Parties . . . . . . . . . . . . .14
    5.13    Trademarks, Patents and Copyright. . . . . . . . . . . . . . . . .14
    5.14    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
    5.15    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .16
    5.16    Certain Interests. . . . . . . . . . . . . . . . . . . . . . . . .16
    5.17    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .17


                                        i

    5.18    Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
    5.19    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
    5.20    Customer Inventories . . . . . . . . . . . . . . . . . . . . . . .19
    5.21    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
    5.22    Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE VI Representations and Warranties of Digi and Merger Sub . . . . . . .19
    6.1     Organization and Qualification . . . . . . . . . . . . . . . . . .19
    6.2     Authority Relative to this Agreement . . . . . . . . . . . . . . .19
    6.3     No Conflict; Required Filings and Consents . . . . . . . . . . . .20
    6.4     Ownership of Merger Sub; No Prior Activities; Assets of Merger
    Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
    6.5     SEC Reports; Financial Statements; Capitalization. . . . . . . . .21
    6.6     Stock Option Plan Registration . . . . . . . . . . . . . . . . . .22
    6.7     Absence of Certain Changes or Events . . . . . . . . . . . . . . .22
    6.8     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE VII Certain Covenants. . . . . . . . . . . . . . . . . . . . . . . . .22
    7.1     Conduct of CDC's Business Pending the Merger . . . . . . . . . . .22
    7.2     Books and Records; Access and Information. . . . . . . . . . . . .23
    7.3     Notification of Certain Matters. . . . . . . . . . . . . . . . . .23
    7.4     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .24
    7.5     NASDAQ Listing . . . . . . . . . . . . . . . . . . . . . . . . . .24
    7.6     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . .24
    7.7     Severance; Bonuses . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE VIII Conditions to Closing . . . . . . . . . . . . . . . . . . . . . .25
    8.1     Conditions to Obligation of Digi and Merger Sub to Close . . . . .25
    8.2     Conditions to Obligation of CDC to Close . . . . . . . . . . . . .26

ARTICLE IX Registration Rights . . . . . . . . . . . . . . . . . . . . . . . .27
    9.1     Required Registration. . . . . . . . . . . . . . . . . . . . . . .27
    9.2     Registration Procedures. . . . . . . . . . . . . . . . . . . . . .28
    9.3     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
    9.4     Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE X Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    10.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    10.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE XI Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    11.1    Survival of Representations and Warranties . . . . . . . . . . . .32
    11.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    11.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    11.4    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
    11.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34


                                       ii

    11.6    Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . .34
    11.7    Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
    11.8    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
    11.9    Nonassignability . . . . . . . . . . . . . . . . . . . . . . . . .36
    11.10    Parties in Interest . . . . . . . . . . . . . . . . . . . . . . .36
    11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .36
    11.12   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .37
    11.13   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .37
    11.14   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
    11.15   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .37

                                     SCHEDULES


CDC DISCLOSURE SCHEDULES:

5.1--Organization and Qualification, Subsidiaries

5.2--Capitalization

5.3--Authority Relative to This Agreement

5.4--No Conflict, Required Filings and Consents

5.6--Financial Statements

5.7--Absence of Certain Changes or Events

5.8--Absence of Litigation

5.9--Employee Benefit Plans

5.10--Labor Matters

5.11(b)(i) --Owned Real Property

5.11(b)(ii) --Leased Real Property

5.13--Trademarks, Patents and Copyright

5.14--Taxes

5.16--Certain Interests

5.17--Material Contracts

5.18--Officers

5.19--Employees

DIGI DISCLOSURE SCHEDULE

                                      EXHIBITS

Certificate of Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A

Legal Opinion of Dorsey & Whitney LLP. . . . . . . . . . . . . . . . . . . . . B

Indemnification Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . C

Legal Opinion of Faegre & Benson LLP . . . . . . . . . . . . . . . . . . . . . D

     AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of July 1, 1998, among Digi International Inc., a Delaware corporation ("Digi"), CD Acquisition Inc., a Delaware corporation and a direct wholly owned subsidiary of Digi ("MERGER SUB"), and Central Data Corporation, a Delaware corporation ("CDC").

                                      RECITALS

     WHEREAS, the Board of Directors of Digi, Merger Sub and CDC each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into CDC upon the terms and subject to the conditions of this Agreement;

     WHEREAS, holders of a majority of the outstanding CDC Shares (as hereinafter defined) have concurrently consented in writing in favor of this Agreement and the transactions contemplated hereby in lieu of a special meeting of stockholders of CDC; and

     WHEREAS, Digi, Merger Sub and CDC desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Digi, Merger Sub and CDC hereby agree as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), CDC and Merger Sub shall consummate a merger (the "MERGER") in which (i) Merger Sub shall be merged with and into CDC and the separate corporate existence of Merger Sub shall thereupon cease, (ii) CDC shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and
(iii) the separate corporate existence of CDC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION." The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL").

     1.2 EFFECTIVE TIME. Digi, Merger Sub and CDC will cause counterparts of a Certificate of Merger, substantially in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER"), to be executed and filed on the date of the Closing (as hereinafter defined) (or on such later date as Digi and CDC may agree) with the Secretary of State of the State of Delaware and recorded in the office of the Recorder of New Castle County of the State of Delaware as provided in Section 251(c) of the DGCL. The Merger shall become effective at the opening of business on the day immediately following the date of Closing (or, if later, at the time the Certificate of Merger shall have been accepted for record by the Secretary of State of the State of Delaware) or such other time as Digi and CDC may agree and specify in the Certificate of Merger in accordance with
Section 103(d) of the DGCL, and such time of effectiveness is hereinafter referred to as the "EFFECTIVE TIME."

     1.3 CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Faegre & Benson LLP, 2200 Norwest Center, Minneapolis, Minnesota, at 10:00 a.m. on July 8, 1998 or (ii) at such other place and/or time and/or on such other date as Digi and CDC may agree.

ARTICLE II

CHARTER AND BY-LAWS OF THE SURVIVING CORPORATION

     2.1 THE CHARTER. The Charter of Merger Sub as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except that from and after the Effective Time, Article First of the Charter of Merger Sub shall be amended to be and read as follows:

                    First: The name of the Corporation shall be Central Data Corporation

     2.2 THE BY-LAWS. The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Charter of the Surviving Corporation and of the DGCL.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     3.1 DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, such directors to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and By-Laws.

     3.2 OFFICERS. From and after the Effective Time, the officers of the Surviving Corporation shall be as set forth below:

            Jerry A. Dusa               President
            Jonathon E. Killmer         Vice President and Treasurer
            Dino G. Kasdagly            Secretary

Each such officer shall serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and By-Laws.

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OF CDC SHARES
IN THE MERGER; SUBSTITUTION OF STOCK OPTIONS

     4.1 MERGER CONSIDERATION; CONVERSION OF CDC SHARES IN MERGER. The manner of converting shares of CDC and Merger Sub in the Merger shall be as follows:

     (a) At the Effective Time, all of the shares of common stock, par value $.01 per share, of CDC ("CDC SHARES") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in the aggregate (i) that number of shares of common stock, par value $.01 per share, of Digi ("DIGI COMMON SHARES," which term shall include any Preferred Share Purchase Rights attaching to the outstanding common stock of Digi) which could be purchased for US $4,500,000 (Four Million Five Hundred Thousand United States Dollars), with Digi Common Shares valued for such purpose at a per-share price equal to the closing sale price quoted on the NASDAQ National Market System for the trading day immediately prior to the date of this Agreement (i.e. US $20.25); provided, however, that the number of Digi Common Shares so determined shall be rounded to the nearest whole number in the event that a fractional share or scrip would otherwise be issuable on such basis (the "SHARE CONSIDERATION"), plus (ii) US $13,500,000 (Thirteen Million Five Hundred Thousand United States Dollars) (the "CASH CONSIDERATION" and, together with the Share Consideration, the "MERGER CONSIDERATION"). If prior to the Effective Time, Digi should split or combine the Digi Common Shares, or pay a stock dividend or other distribution in respect of Digi Common Shares (other than a distribution of Preferred Share Purchase Rights), then such exchange ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

     (b) At the Effective Time, (i) all issued and outstanding CDC Shares to be converted pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such CDC Shares shall thereafter cease to have any rights with respect to such CDC Shares, except the right to receive for each of the CDC Shares, upon the surrender of such certificate in accordance with Section 4.3(a), Share Consideration and Cash Consideration as contemplated by Sections 4.3(a) and 4.3(b), and cash paid in lieu of fractional Digi Common Shares as contemplated by Section 4.4; and (ii) each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the same number of shares of Common Stock of the Surviving Corporation.

     (c) Notwithstanding anything in this Agreement to the contrary, any CDC stockholder who fails to provide reasonable confirmation of such stockholder's status as an "accredited investor" within the meaning of Rule 501(a) under the Securities Act (an "Unaccredited Stockholder") promptly following the Effective Time after due inquiry by Digi or CDC shall not receive any Share Consideration and, in lieu thereof, shall receive additional Cash Consideration in an amount equal to one-third of the Cash Consideration payable in respect of such Unaccredited Stockholder's CDC Shares (i.e., an aggregate of four thirds the Cash Consideration per CDC Share payable to CDC stockholders who are not Unaccredited Stockholders).

     4.2 SUBSTITUTION OF STOCK OPTIONS. Immediately following the Effective Time, each outstanding option to purchase CDC Shares (a "CDC STOCK OPTION"), whether vested or unvested, shall be exchanged for an option to acquire Digi Common Shares (a "DIGI STOCK OPTION") on substantially the same terms and conditions as under the CDC Stock Option such that such substituted Digi Stock Option satisfies the "spread ratio" test and other conditions of Section 424(a) of the Code and such that no benefit to such optionee is reduced under the terms of such Digi Stock Option solely as a result of such substitution. The number of Digi Common Shares subject to such Digi Stock Option shall equal the product (rounded down to the nearest whole share) obtained by multiplying (i) the number of CDC Shares issuable upon exercise of the CDC Stock Option immediately prior to the Effective Time by (ii) the Option Exchange Ratio (as hereinafter defined), and the price per Digi Common Share at which such Digi Stock Option is exercisable shall be the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per CDC Share under the CDC Stock Option immediately prior to the Effective Time by (y) the Option Exchange Ratio. The "OPTION EXCHANGE RATIO" shall equal the product of (i) the number of Digi Common Shares into which each CDC Share issued and outstanding immediately prior to the Effective Time (other than CDC shares held by Unaccredited Stockholders) is converted at the Effective Time pursuant to this Article IV, times (ii) four.

     4.3    PAYMENT FOR CDC SHARES IN THE MERGER.  At the Effective Time:

     (a) Norwest Bank Minnesota, N.A., transfer agent for the Digi Common Shares (the "TRANSFER AGREEMENT") shall cancel all certificates which immediately prior to the Effective Time represented outstanding CDC Shares (the "CERTIFICATES"), and the holder of such Certificates, other than Unaccredited Stockholders, shall forthwith receive certificates representing that number of Digi Common Shares to be issued as

     Share Consideration which bears the same ratio to the total Share Consideration as the number of CDC Shares represented by such Certificates bears to the total number of CDC Shares issued and outstanding immediately prior to the Effective Time, excluding CDC Shares held by Unaccredited Stockholders;

     (b) Digi shall deliver to each holder of Certificates a check payable to such holder in that amount which bears the same ratio to the total Cash Consideration as the number of CDC Shares represented by the Certificates surrendered by such holder pursuant to the preceding paragraph bears to the total number of CDC Shares issued and outstanding immediately prior to the Effective Time, except that Unaccredited Stockholders shall also receive additional Cash Consideration and no Share Consideration as provided in
     Section 4.1(c).

     4.4 FRACTIONAL SHARES. No fractional Digi Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each CDC stockholder who would otherwise have been entitled to a fraction of a Digi Common Share will be paid an amount in cash (without interest) equal to the product of such fraction times the value of a Digi Common Share determined pursuant to Section 4.1(a).

     4.5 NO TRANSFER OF CDC SHARES. No transfer of CDC Shares shall be made on the stock transfer books of CDC after the date hereof.

     4.6 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, CDC Shares that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who have the right (to the extent such right is available by law) to demand and receive payment of the fair value of their CDC Shares in the manner provided in Section 262 of the DGCL and have not failed to perfect or effectively withdrawn or lost such right under the DGCL, as the case may be, prior to the time provided therefor under the DGCL ("DISSENTING SHARES") will not be converted into the right to receive the Merger Consideration; provided, however, that if any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost such right, such CDC Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, without interest. Digi shall cause the Surviving Corporation to honor its obligations under the DGCL to holders of Dissenting Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CDC

     CDC hereby represents and warrants to Digi and Merger Sub that:

     5.1    ORGANIZATION AND QUALIFICATION, SUBSIDIARIES.

     (a) Each of CDC and each subsidiary of CDC (each a "CDC SUBSIDIARY") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of CDC and the CDC Subsidiaries has the requisite power and authority and all necessary permits, licenses and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority, permits, licenses and approvals would not, individually or in the aggregate, have a Material Adverse Effect on CDC. CDC and each CDC Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on CDC.

     (b) CDC DISCLOSURE SCHEDULE 5.1 contains a list of all the CDC Subsidiaries. Except for such subsidiaries or as set forth in CDC DISCLOSURE SCHEDULE 5.1, CDC does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock, options, warrants or other rights to purchase capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity. Except as set forth in CDC DISCLOSURE SCHEDULE 5.1, all of the outstanding shares of capital stock of each of the CDC Subsidiaries are owned beneficially and of record by CDC, one of its other subsidiaries, or any combination of CDC and one or more of its other subsidiaries, in each case free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever; and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) pursuant to which any of the CDC Subsidiaries is or may become obligated to issue any shares of its capital stock to any person other than CDC or one of the other CDC Subsidiaries.

     5.2    CAPITALIZATION.

     (a) The authorized capital stock of CDC consists of 1,000,000 CDC Shares. As of the date hereof, 419,900 CDC Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. The stockholders, and holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities, of CDC and each CDC Subsidiary, and the number of shares of capital stock of CDC and each CDC Subsidiary, and the number of such subscriptions, warrants, options, convertible securities, and other such rights, held by each, and their respective addresses as set forth on the books of CDC, are as set forth in CDC DISCLOSURE SCHEDULE 5.2. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of CDC and each CDC Subsidiary are as set forth in the organizational documents of each, copies of which have been provided to Digi, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in CDC DISCLOSURE SCHEDULE 5.2, (i) no person is known to CDC to own any share of capital stock of CDC or any CDC Subsidiary, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of CDC or any CDC Subsidiary is authorized or outstanding and (iii) there is no commitment by CDC or any CDC Subsidiary to issue shares, subscription, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset.

     (b) There are no outstanding contractual obligations of CDC or any CDC Subsidiary to repurchase, redeem or otherwise acquire any CDC Shares or any capital stock of any CDC Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any CDC Subsidiary or any other person.

     (c) Except as set forth in CDC DISCLOSURE SCHEDULE 5.2, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, registration rights agreements, buy-sell agreements, rights of first refusal, co-sale rights, preemptive rights or proxies relating to any securities of CDC or any CDC Subsidiary (whether or not CDC or any CDC Subsidiary is a party thereto).

     (d) All of the outstanding securities of CDC were issued in compliance with all applicable securities laws.

     (e) Each outstanding share of capital stock of each CDC Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

     5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. CDC has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by CDC of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of CDC, and no other corporate proceedings on the part of CDC are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Concurrently with the execution and delivery of this Agreement, holders of a majority of the CDC Shares have duly consented in writing to approve this Agreement and the transactions contemplated by this Agreement in lieu of a special meeting of stockholders of CDC. True and correct copies of such consents are set forth in CDC DISCLOSURE SCHEDULE 5.3. This Agreement has been duly and validly executed and delivered by CDC. Assuming the due authorization by Digi and Merger Sub, and the due execution and delivery by Digi and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of CDC, enforceable in accordance with its terms.

     5.4    NO CONFLICT, REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by CDC does not, and the performance of this Agreement by CDC will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of CDC, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CDC or any CDC Subsidiary or by which any property or asset of CDC or any CDC Subsidiary is bound or affected, or (iii) except as set forth in CDC DISCLOSURE SCHEDULE 5.4, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of CDC or any CDC Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of CDC or any CDC Subsidiary, except, in the case of (ii) and
     (iii), for such conflicts, violations, breaches, defaults, rights, liens or encumbrances which would not prevent or delay consummation of the Merger, or otherwise prevent CDC from performing its obligations under this Agreement, and which would not, individually or in the aggregate, have a Material Adverse Effect on CDC.

     (b) The execution and delivery of this Agreement by CDC does not, and the performance of this Agreement by CDC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except
     (i) for filing and applicable requirements under United States securities laws and state securities or "blue sky" laws and the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent CDC from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect on CDC.

     5.5 COMPLIANCE. Neither CDC nor any CDC Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to CDC or any CDC Subsidiary or by which any property or asset of CDC or any CDC Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CDC or any CDC Subsidiary is a party or by which CDC or any CDC Subsidiary or any property or asset of CDC or any CDC Subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CDC. To the knowledge of CDC, no proposed law, rule, regulation or order exists which, if enacted, would have a Material Adverse Effect on CDC.

     5.6 FINANCIAL STATEMENTS. True and complete copies of (i) the audited consolidated balance sheets of CDC as of December 28, 1996 and January 3, 1998, and the related audited consolidated statements of income, stockholders' equity and cash flows of CDC, together with all related notes and schedules thereto (collectively referred to herein as the "CDC FINANCIAL STATEMENTS") and (ii) the unaudited consolidated balance sheet of CDC as of May 2, 1998 and the related consolidated statements of income and cash flows of CDC, together with all related notes and schedules thereto (collectively referred to herein as the "CDC INTERIM FINANCIAL STATEMENTS") have been delivered by CDC to Digi and have been attached hereto as CDC DISCLOSURE SCHEDULE 5.6. The CDC Financial Statements and the CDC Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of CDC, (ii) present fairly the consolidated financial condition, results of operations and cash flows of CDC and its subsidiaries as of the dates thereof or for the periods covered thereby,
(iii) have been prepared in accordance with applicable law and United States generally accepted accounting principles ("US GAAP") applied on a basis consistent with the past practices of CDC and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of CDC and its subsidiaries and the results of the operations of CDC and its subsidiaries as of the dates thereof or for the periods covered thereby.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since May 2, 1998, except as contemplated by this Agreement or as set forth in CDC DISCLOSURE SCHEDULE 5.7, CDC and the CDC Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since May 2, 1998, there has not been (i) any Material Adverse Change with regard to CDC,
(ii) any change by CDC or any CDC Subsidiary in its accounting methods, principles or practices, other than changes required by US GAAP, (iii) any revaluation by CDC or any CDC Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice and in accordance with US GAAP, (iv) any issuance by CDC or any CDC Subsidiary of any stock, bonds or other corporate securities,
(v) borrowing of any amount or incurrence of any material obligation or material liability (absolute, accrued or contingent) by CDC or any CDC Subsidiary, except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (vi) discharge or satisfaction of any material lien or material encumbrance or payment of any material obligation or material liability (absolute, accrued or contingent) by CDC or any CDC Subsidiary, other than current liabilities shown on the CDC Interim Financial Statements and current liabilities incurred since the date of the CDC Interim Financial Statements in the ordinary course of business, (vii) mortgage, pledge, encumbrance or lien on any of the material assets of CDC or any of the CDC Subsidiaries, tangible or intangible, other than liens for current real property taxes not yet due and payable, (viii) sale, assignment or transfer of any of the material tangible assets of CDC or any of the CDC Subsidiaries except in the ordinary course of business, or cancellation by CDC or any CDC Subsidiary of any material debt or material claim except in the ordinary course of business,
(ix) sale, assignment, transfer or grant of any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset or CDC or any of the CDC Subsidiaries, (x) any loss of property or waiver of any right of substantial value, whether or not in the ordinary course of business, (xi) any action by a customer or supplier, the loss of which would have a Material Adverse Effect on CDC, to terminate, materially reduce or threaten to terminate its purchases from or provision of products or services to CDC or any CDC Subsidiary, as the case may be, (xii) any entry by CDC or any CDC Subsidiary into any commitment or transaction material to CDC and the CDC Subsidiaries, taken as a whole, (xiii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of CDC or any CDC Subsidiary or any redemption, purchase or other acquisition of any of its securities, (xiv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of CDC or any CDC Subsidiary, except in the ordinary course of business consistent with past practice, or (xv) any commitment to do any of the foregoing.

     5.8    ABSENCE OF LITIGATION.  Except as set forth in CDC DISCLOSURE
SCHEDULE 5.8, there is no claim, action, proceeding or investigation pending or, to the knowledge of CDC, threatened against CDC or any CDC Subsidiary, or any property or asset of CDC or any CDC Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on CDC, or (ii) seeks to delay or prevent the consummation of any transaction contemplated by this Agreement. As of the date hereof, neither CDC nor any CDC Subsidiary nor any property or asset of CDC or any CDC Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect on CDC.

     5.9    EMPLOYEE BENEFIT PLANS.

     (a) CDC DISCLOSURE SCHEDULE 5.9 lists each Employee Plan that covers any employee of CDC or any CDC Subsidiary, copies or descriptions of all of which have previously been made available or furnished to Digi. With respect to each Employee Plan, CDC has provided the most recently filed Form 5500 and an accurate summary description of such plan.

     (b) CDC DISCLOSURE SCHEDULE 5.9 also includes a list of each Benefit Arrangement of CDC or any CDC Subsidiary, copies or descriptions of which have been made available or furnished previously to Digi.

     (c) Except as set forth on CDC DISCLOSURE SCHEDULE 5.9, none of the Employee Plans or other arrangements listed on CDC DISCLOSURE SCHEDULE 5.9 cover any non-United States employee or former employee of CDC or any CDC Subsidiary.

     (d)    No "prohibited transaction," as defined in Section 406 of ERISA or
     Section 4975 of the Code, has occurred with respect to any Employee Plan of CDC.

     (e)    No Employee Plan of CDC is a Multiemployer Plan and no Employee
     Plan of CDC is subject to Title IV of ERISA. CDC, the CDC Subsidiaries and their ERISA Affiliates have not incurred nor reasonably expect to incur any material liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or arising in connection with any complete or partial withdrawal from a Multiemployer Plan.

     (f)    Each Employee Plan of CDC which is intended to be qualified under
     Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. CDC has furnished to Digi copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Each Employee Plan of CDC has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan, except for noncompliance which individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on CDC.

     (g) Each Benefit Arrangement of CDC has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement of CDC.

     (h) With respect to the employees, former employees and beneficiaries of employees or former employees of CDC and any CDC Subsidiary, there are no post-retirement medical, health or life insurance plans in effect, except as required by Section 4980B of the Code. No tax under
     Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (i) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, in each case of CDC, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be accrued in accordance with normal accounting practices on or prior to the Closing Date. Except as disclosed in writing to Digi prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by CDC, any CDC Subsidiary or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement, in each case of CDC, that individually or collectively would increase materially the expense of maintaining such

     Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     (j) There is no contract, agreement, plan or arrangement covering any employee or former employee of CDC or any CDC Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (k) Except as disclosed on CDC DISCLOSURE SCHEDULE 5.9, no employee of CDC or any CDC Subsidiary will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     (l) With respect to each Foreign Benefit Plan of CDC: (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

     5.10   LABOR MATTERS.  Except as set forth in CDC DISCLOSURE
SCHEDULE 5.10, (i) there are no controversies pending or, to the knowledge of CDC, threatened between CDC or any CDC Subsidiary and any of their respective employees, which controversies have or could have a Material Adverse Effect on CDC, (ii) neither CDC nor any CDC Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by CDC or any CDC Subsidiary, nor, to the knowledge of CDC, are there any activities or proceedings of any labor union to organize any such employees,
(iii) neither CDC nor any CDC Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against CDC or any CDC Subsidiary under any such agreement or contract, (iv) there are no unfair labor practice complaints pending against CDC or any CDC Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of CDC or any CDC Subsidiary, and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of CDC, threat thereof, by or with respect to any employees of CDC or any CDC Subsidiary.

     5.11   REAL PROPERTY AND LEASES.

     (a) CDC and the CDC Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on CDC.

     (b) CDC DISCLOSURE SCHEDULE 5.11(B)(I) contains a list of all real property owned by CDC or any CDC Subsidiary. CDC DISCLOSURE
     SCHEDULE 5.11(B)(II) contains a list of real property leased by CDC or any CDC Subsidiary, the applicable lease agreements, the name of the lessor, the date of the lease agreement and each amendment thereto and the aggregate annual rental or other fee payable under any such lease. Except as set forth on CDC DISCLOSURE SCHEDULE 5.17, each parcel of real property owned or leased by CDC or any CDC Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "LIENS"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of CDC or such CDC Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on CDC, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of CDC, has any such condemnation, expropriation or taking been proposed.

     5.12 PROPRIETARY INFORMATION OF THIRD PARTIES. To the knowledge of CDC, no third party has claimed or has reason to claim that any person employed by or affiliated with CDC or any CDC Subsidiary has (i) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the knowledge of CDC, no third party has requested information from CDC or any CDC Subsidiary which suggests that such a claim might be contemplated. To the knowledge of CDC, no person employed by or affiliated with CDC or any CDC Subsidiary has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of CDC, no person employed by or affiliated with CDC or any CDC Subsidiary has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of CDC or any CDC Subsidiary, and CDC has no reason to believe there will be any such employment or violation. To the knowledge of CDC, none of the execution or delivery of this Agreement, or the carrying on of the business of CDC or any CDC Subsidiary as officers, employees or agents by any officer, director or key employee of CDC or any CDC Subsidiary, or the conduct or proposed conduct of the business of CDC or any CDC Subsidiary, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any material noncompetition contract, covenant or instrument under which any such person is obligated.

     5.13   TRADEMARKS, PATENTS AND COPYRIGHT.  Set forth in CDC DISCLOSURE
SCHEDULE 5.13 is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights material to the business of CDC and the CDC Subsidiaries as currently conducted, and all applications for such which are in the process of being prepared, owned by or registered in the name of CDC or any CDC Subsidiary, or of which CDC or any CDC Subsidiary is a licensor or licensee or in which CDC or any CDC Subsidiary has any right (and, if applicable, a brief description of the nature of such right). CDC and the CDC Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for patents, trademarks and service marks, know-how, manufacturing processes, formulae, trade secrets, customer lists and other proprietary rights and information ("INTELLECTUAL PROPERTY") necessary to the business of CDC and the CDC Subsidiaries as currently conducted. To the knowledge of CDC, all technical information developed by and belonging to CDC or any CDC Subsidiary which has not been patented has been kept confidential. Neither CDC nor any CDC Subsidiary has granted or assigned to any other person or entity any right to manufacture or assemble any products of CDC or such CDC Subsidiary, except as set forth in CDC DISCLOSURE SCHEDULE 5.13. The conduct of the business of CDC and the CDC Subsidiaries as currently conducted does not and will not conflict in any way with any Intellectual Property of any third party that, individually or in the aggregate, could have a Material Adverse Effect on CDC. To the knowledge of CDC, there are no infringements of any propriety rights owned by or licensed by or to CDC or any CDC Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect on CDC. To the knowledge of CDC, neither CDC nor any CDC Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect on CDC. No claim is pending or, to the knowledge of CDC, threatened, to the effect that the operations of CDC or any CDC Subsidiary infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the knowledge of CDC, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of CDC, threatened, to the effect that any such Intellectual Property owned or licensed by CDC or any CDC Subsidiary, or which CDC or any CDC Subsidiary otherwise has the right to use, is invalid or unenforceable by

CDC, and, to the knowledge of CDC, there is no basis for any such claim (whether or not pending or threatened).

     5.14   TAXES.  Except as set forth in CDC DISCLOSURE SCHEDULE 5.14:

     (a) Each of CDC and the CDC Subsidiaries has timely filed all Returns required to be filed and paid all Taxes shown as due on such Returns. All such Returns were complete and correct in all material respects. All Taxes with respect to which any of CDC or any CDC Subsidiary has become obligated have been paid and adequate reserves have been established for all Taxes accrued but not yet payable (including any Taxes arising out of, or in connection with, the transactions contemplated by this Agreement). None of CDC or any CDC Subsidiary is currently the beneficiary of any extension of time within which to file any Return. None of CDC or any CDC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. None of CDC or any CDC Subsidiary is a party to any Tax sharing or similar agreement with any person.

     (b) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed or required to be filed by any of CDC or any CDC Subsidiary. All deficiencies asserted or assessments made as a result of any examinations of such Returns have been fully paid, or are fully reflected as a liability in the respective financial statements of CDC or any CDC Subsidiary, or are being contested and an adequate reserve therefor has been established and is fully reflected in the respective financial statements of CDC or any CDC Subsidiary. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of CDC or any CDC Subsidiary. All material elections with respect to taxes affecting CDC or any CDC Subsidiary, as of the date hereof, are set forth in the respective financial statements of such entities.

     5.15   ENVIRONMENTAL MATTERS.

     (a) CDC and each CDC Subsidiary has complied with all applicable foreign, federal, state and/or local laws (including without limitation case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) that are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS"), except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CDC.

     (b) Neither CDC nor any CDC Subsidiary has handled, generated, used, stored, transported or disposed of any substance or waste which is regulated by Environmental Laws, except for reasonable amounts of ordinary office supplies, manufacturing supplies and/or office cleaning supplies which have been used in compliance with Environmental Laws.

     (c) To the knowledge of CDC, there are no "ENVIRONMENTAL LIABILITIES." For purposes of this Section, "Environmental Liabilities" are liabilities which (i) arise out of or in any way relate to CDC or any CDC Subsidiary or any real estate at any time owned, used or leased by CDC or any CDC Subsidiary, or CDC's or CDC Subsidiary's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and
     (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     5.16   CERTAIN INTERESTS.

     (a) Except as set forth on CDC DISCLOSURE SCHEDULE 5.16, none of CDC or any affiliate of CDC, any officer or director of CDC or any CDC Subsidiary or any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

            (i) has any ownership or financial interest in any competitor, supplier, or customer of CDC or any CDC Subsidiary (other than rights of ownership of securities of a publicly-held corporation amounting to less than one percent of any class of outstanding securities);

            (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which CDC or any CDC Subsidiary uses in the conduct of its business or otherwise; or

            (iii)   has outstanding any indebtedness to CDC or any CDC
            Subsidiary.

     (b) Except as set forth in CDC DISCLOSURE SCHEDULE 5.16, CDC and the CDC Subsidiaries do not have any liability or any obligation of any nature whatsoever to any officer, director or stockholder of CDC or any CDC Subsidiary, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

     5.17   MATERIAL CONTRACTS.

     (a) CDC DISCLOSURE SCHEDULE 5.17 lists all agreements relating to Intellectual Property set forth in CDC DISCLOSURE SCHEDULE 5.13 and each of the following contracts and agreements of CDC and the CDC Subsidiaries (such contracts and agreements, together with all contracts or other agreements listed on CDC DISCLOSURE SCHEDULES 5.2, 5.9, 5.10, 5.11(B)(II) and 5.19 to which CDC or any CDC Subsidiary is a party, being the "CDC MATERIAL CONTRACTS"):

            (i) each distributor, dealer, manufacturer's representative or sales agency agreement which is (A) exclusive as to territory or product line, (B) material to the business of CDC and the CDC Subsidiaries, taken as a whole, or (C) not terminable on less than 90 days' notice without material cost or other material liability to CDC or any CDC Subsidiary;

            (ii) each sales agreement with a customer of CDC or any CDC Subsidiary under the terms of which CDC or any CDC Subsidiary is likely to receive more than $100,000 in the aggregate during the calendar year ending December 31, 1998 and which entitles such customer to a rebate or right of set-off, to return any product to CDC or any CDC Subsidiary after acceptance thereof, or which varies in any material respect from CDC's or any CDC Subsidiary's standard form agreements;

            (iii) each agreement with any supplier under the terms of which CDC or any CDC Subsidiary is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1998 and containing any provision permitting any party other than CDC or any CDC Subsidiary to renegotiate the price or other material terms upon the failure of CDC or any CDC Subsidiary to meet its obligations thereunder or containing any payback or similar provisions;

            (iv) each agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment, outside the ordinary course of business consistent with past practice;

            (v) each agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any material asset of CDC or any CDC Subsidiary;

            (vi)    each guaranty of any material obligation for borrowed money;

            (vii) each agreement under which CDC or any CDC Subsidiary has limited or restricted its right to compete in any geographical area or with any person in any respect;

            (viii) each agreement or group of related agreements with the same party under the terms of which CDC or any CDC Subsidiary is likely to pay consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 1998, and which is not terminable by CDC or any CDC Subsidiary without penalty upon notice of 30 days or less; and

            (ix) all contracts and agreements the absence of which would have a Material Adverse Effect on CDC.

     (b) To the knowledge of CDC, each CDC Material Contract (i) is valid and binding on the respective parties thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence.

     (c) Neither CDC nor any CDC Subsidiary has received any notice of default under, or is in default under or in material breach of, any CDC Material Contract. Neither CDC nor any CDC Subsidiary has any present expectation or intention of not performing any material obligation under any CDC Material Contract and, to the knowledge of CDC, no party to any CDC Material Contract other than CDC or any CDC Subsidiary has breached or intends to breach any CDC Material Contract.

     (d) True and correct copies of all Material Contracts have been heretofore delivered to Digi.

     5.18 OFFICERS. CDC DISCLOSURE SCHEDULE 5.18 sets forth a list of the names of the officers of CDC and the CDC Subsidiaries, together with the title or job classification of each such person and the total compensation anticipated to be paid to each such person by CDC and the CDC Subsidiaries in the calendar year ending December 31, 1998.

     5.19 EMPLOYEES. No officer or key employee of CDC or any CDC Subsidiary has advised CDC or any CDC Subsidiary (orally or in writing) that he intends to terminate employment with CDC or any CDC Subsidiary. Except as set forth in CDC DISCLOSURE SCHEDULE 5.19, no person has an employment or consulting agreement or understanding, whether oral or written, with CDC or any CDC Subsidiary, which is not terminable on notice by CDC or such subsidiary without cost or other liability to CDC or such subsidiary.

      5.20 CUSTOMER INVENTORIES. Each of the largest customers of CDC which comprise in the aggregate at least 80% of CDC's net sales for the current calendar year to date has in such customer's inventory CDC products not exceeding four weeks' average net sales to such customer, based upon CDC's net sales volume to such customer for the quarter ended June 30, 1998.

     5.21 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CDC or any CDC Subsidiary.

     5.22 FULL DISCLOSURE. Neither CDC nor any of its officers has knowingly withheld from Digi any material facts relating to CDC.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF DIGI AND MERGER SUB

     6.1 ORGANIZATION AND QUALIFICATION. Each of Digi and each subsidiary of Digi (each a "DIGI SUBSIDIARY") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Digi and the Digi

Subsidiaries has the requisite power and authority and all necessary permits, licenses and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority, permits, licenses and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Digi. Each of Digi and the Digi Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Digi.

     6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Digi and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Digi and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of Digi and Merger Sub, and no other corporate proceedings on the part of Digi or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Digi and Merger Sub. Assuming the due authorization by CDC, and the due execution and delivery by CDC, this Agreement constitutes a legal, valid and binding obligation of each of Digi and Merger Sub, enforceable in accordance with its terms.

     6.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by Digi and Merger Sub does not, and the performance of this Agreement by Digi and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Digi or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Digi or any Digi Subsidiary or by which any property or asset of Digi or any Digi Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Digi or any Digi Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Digi or any Digi Subsidiary, except, in the case of (ii) and
     (iii), for such conflicts, violations, breaches, defaults, rights, liens and encumbrances which would not prevent or delay consummation of the Merger, or otherwise prevent Digi or Merger Sub from performing its obligations under this Agreement, and which would not, individually or in the aggregate, have a Material Adverse Effect on Digi.

     (b) The execution and delivery of this Agreement by Digi and Merger Sub does not, and the performance of this Agreement by Digi and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for filing and applicable requirements under United States securities laws and state securities or "blue sky" laws and the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Digi or Merger Sub from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect on Digi.

     6.4    OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES; ASSETS OF MERGER SUB.

     (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby.

     (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Digi directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

     (d) Digi will take all action necessary to ensure that Merger Sub at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub in connection with the Merger.

     6.5    SEC REPORTS; FINANCIAL STATEMENTS; CAPITALIZATION.

     (a) Since October 1, 1997, Digi has filed with the SEC all reports (Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), definitive proxy statements and portions of the Annual Report to Stockholders to the extent filed under the Securities Exchange Act, in each case required to be filed by it pursuant to the Securities Exchange Act, all of which complied as to form in all material respects with all applicable requirements of the Securities Exchange Act (collectively, the "DIGI SEC REPORTS"). True and correct copies of the Digi SEC Reports have been furnished to CDC. None of the Digi SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated statements of financial position and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of Digi included in the Digi SEC Reports (the "DIGI FINANCIAL STATEMENTS") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, are in accordance with the books and records of Digi, have been prepared in accordance with US GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Digi and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     (c) The authorized capital stock of Digi is as set forth in the Digi Financial Statements.

     6.6 STOCK OPTION PLAN REGISTRATION. Digi has filed and caused to become effective registration statements on Form S-8 promulgated by the SEC, covering Digi Common Shares issued pursuant to the Digi International Inc. Stock Option Plan and the Digi International Inc. Non-Officer Stock Option Plan.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Digi SEC Reports or the DIGI DISCLOSURE SCHEDULE or as contemplated by the Digi Financial Statements and except for the transactions contemplated hereby, since March 31, 1998, the business of Digi has been carried on only in the ordinary and usual course, and there has been no Material Adverse Change with regard to Digi since March 31, 1998.

     6.8 BROKERS. No broker, finder or investment banker other than Bear, Stearns & Co., Inc. is entitled to any brokerage, finder's or other fee or commission in connection with the transaction's contemplated by this Agreement based upon arrangements made by or on behalf of Digi or any Digi Subsidiary.

ARTICLE VII

CERTAIN COVENANTS

     7.1 CONDUCT OF CDC'S BUSINESS PENDING THE MERGER. CDC agrees that, from the date hereof to the Effective Time, except (i) for entering into this Agreement and consummating the transactions expressly contemplated hereby,
(ii) to the extent that Digi shall otherwise consent in writing:

     (a) CDC shall, and shall cause each CDC Subsidiary to, operate its business substantially as presently planned or operated and only in the ordinary, usual and customary manner, and, consistent with such operation, use its reasonable efforts to preserve intact its present business organization and its relationships with persons having business relationships with it.

     (b) No amendment shall be made to the Certificate of Incorporation or the By-Laws of CDC.

     (c) There shall be no changes in the number of shares, par value or class of authorized or issued capital stock of CDC, except as a result of the exercise of presently exercisable options to purchase CDC Shares. In addition, CDC shall not grant any option, warrant, convertible security, or other right to acquire any shares of capital stock of CDC.

     (d) There shall not be any declaration or payment of any dividend or other distribution in respect to the capital stock of CDC.

     (e)    CDC shall not, and shall not permit any CDC Subsidiary to,
     (i) except pursuant to outstanding offers of employment, enter into any employment contract or consulting agreement or make any new offer of employment to any person or offer to engage any person as a consultant, or
     (ii) increase the wages, salary, fees or other compensation of any person(s) presently employed or rendering any service(s) to CDC or any CDC Subsidiary.

     (f) Except in the ordinary course of business, CDC shall not, and shall not permit any CDC Subsidiary to, enter into, materially amend or renew, or waive or release any rights of material value under, or default on, any CDC Material Contract.

     7.2 BOOKS AND RECORDS; ACCESS AND INFORMATION. From the date of this Agreement until the Effective Time, CDC shall give, and cause each of the CDC Subsidiaries to give, to Digi and Digi's officers and representatives reasonable access to its premises, books and records, and provide Digi with such financial and operating data and other information with respect to its business and properties as Digi shall from time to time reasonably request, including, without limitation, all interim financial data as soon as it becomes available;

provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of CDC and the CDC Subsidiaries.

     7.3 NOTIFICATION OF CERTAIN MATTERS. Subsequent to the date of this Agreement and on or prior to the Effective Time, CDC and Digi shall each promptly notify the other of:

     (a) the receipt of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, under any material agreement to which it is a party or to which it or any of its respective material properties or assets may be subject or bound;

     (b) the receipt of any notice or other communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement, denying such consent or approval;

     (c) the receipt of any notice or other communication from any governmental regulatory agency or authority in connection with the transactions contemplated hereby;

     (d) any material adverse change in its consolidated business, financial condition, operating results, assets, business prospects, management, employee relations or customer relations, or the occurrence of an event or development which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change; or

     (e) any condition or fact which would not permit it to satisfy a condition to the other's obligation to effect the transactions contemplated hereby, including the Merger.

     7.4 CONFIDENTIALITY. Each of the parties hereto agrees that it shall remain bound by the Non-Disclosure Agreement dated April 22, 1998 through the Effective Time, at which time such agreement shall expire.

     7.5 NASDAQ LISTING. Digi will cause the Digi Common Shares issuable in the Merger to be listed on the Nasdaq Stock Market.

     7.6 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to satisfy as promptly as practicable all conditions to Closing set forth in this Agreement that are within such party's control.

     7.7 SEVERANCE; BONUSES. Digi agrees that each employee of CDC at the Effective Time whose employment is terminated by CDC (other than for cause) on or after the Effective Time and prior to January 1, 1999, shall be entitled to receive a severance payment equal to three weeks of base salary for each year or portion thereof that the employee had been employed by CDC as of June 30, 1998 (but not less than 17 weeks). Digi agrees to make, or cause to be made, such payment to each employee in bi-weekly installments during the period for which he or she is entitled to severance. Digi agrees that any employee bonuses to be accrued at the Effective Time shall be calculated prior to expenses related to the Merger, and Digi agrees to cause CDC to pay such bonuses on the later of September 30, 1998 or the applicable employee's last day of employment.

ARTICLE VIII

CONDITIONS TO CLOSING

     8.1 CONDITIONS TO OBLIGATION OF DIGI AND MERGER SUB TO CLOSE. The obligation of Digi and Merger Sub to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CDC under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 8.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects).

      (b) OBSERVANCE AND PERFORMANCE. CDC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

      (c) NO ADVERSE CHANGE. Except as otherwise disclosed or contemplated in this Agreement (including the CDC Disclosure Schedules), there shall have occurred no Material Adverse Change with regard to CDC since May 2, 1998.

      (d) OFFICERS' CERTIFICATE. CDC shall have delivered to Digi a certificate, dated the Closing Date, executed by the Chief Executive Officer and President/Chief Operating Officer of CDC and certifying to the satisfaction of the conditions specified in Sections 8.1(a), (b) and (c) hereof.

     (e) CONSENTS OF THIRD PARTIES. Digi shall have received duly executed copies of all consents and approvals of third parties to the transactions contemplated hereby referred to in CDC DISCLOSURE SCHEDULE 5.4.

     (f) LEGAL OPINION. Digi shall have received an opinion, dated the Closing Date, from Dorsey & Whitney LLP, counsel to CDC, substantially in the form attached hereto as EXHIBIT B.

     (g) SURRENDER OF CERTIFICATES. The CDC stockholders who consented in writing to approve this Agreement and the transactions contemplated hereby in lieu of a special meeting of stockholders of CDC shall have surrendered Certificates representing all of their CDC Shares to the Transfer Agent for cancellation after the Effective Time.

     (h) CLOSING DOCUMENTS. Digi shall have received such further instruments and documents as may be reasonably required for CDC to consummate the transactions contemplated hereby.

     (i) EMPLOYMENT AGREEMENTS. Digi shall have entered into an employment agreement with each of Jeffrey J. Roloff and Earl D. Jacobsen, in a form mutually acceptable to Jeffrey J. Roloff and Earl D. Jacobsen, respectively, and Digi.

     (j) INDEMNIFICATION AGREEMENT. Digi and Jeffrey J. Roloff shall have entered into an Indemnification Agreement in the form attached as Exhibit C.

     (k) NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

     (l) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Digi and its counsel.

     8.2 CONDITIONS TO OBLIGATION OF CDC TO CLOSE. The obligation of CDC to effect closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Digi and Merger Sub under this Agreement shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this
     Section 8.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects).

     (b) OBSERVANCE AND PERFORMANCE. Digi and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

     (c) NO ADVERSE CHANGE. Except as otherwise disclosed or contemplated in this Agreement (including the Digi Disclosure Schedule) there shall have occurred no Material Adverse Change with regard to Digi since March 31, 1998.

     (d) OFFICERS' CERTIFICATE. Digi shall have delivered to CDC a certificate, dated the Closing Date, executed by the Chairman of the Board or President and the Chief Financial Officer of Digi and certifying to the satisfaction of the conditions specified in Sections 8.2(a), (b) and (c) hereof.

     (e) LEGAL OPINION. CDC shall have received an opinion, dated the Closing Date, from Faegre & Benson LLP, counsel to Digi and Merger Sub, substantially in the form attached hereto as EXHIBIT D.

     (f) NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

     (g) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to CDC and its counsel.

ARTICLE IX

REGISTRATION RIGHTS

     9.1 REQUIRED REGISTRATION. Digi shall promptly prepare and file (in any event no later than 45 days of the Closing) a registration statement under the Securities Act covering the Digi Common Shares issued in the Merger and shall use its best efforts to cause such registration statement to become effective. Digi shall be obligated to prepare, file and cause to become effective only one registration statement (on Form S-3 or any successor form promulgated by the SEC ("FORM S-3")) pursuant to this Section 9.1, and to pay the expenses associated with such registration statement. In the event that Digi shall not be eligible to use Form S-3, Digi shall be obligated to prepare, file and cause to become effective one registration statement on Form S-1, S-2 or other applicable form or any other successor form promulgated by the SEC at Digi's election, in which case references herein to "Form S-3" shall be deemed to refer to such other form. In Digi's sole discretion, such registration statement may include Digi Common Shares held by other Digi stockholders having registration rights.

     9.2    REGISTRATION PROCEDURES.  Digi will:

     (a) prepare and file with the SEC a registration statement with respect to the Digi Common Shares issued in the Merger, and use its best efforts to cause such registration statement to become and remain effective until the earlier of one year from the Effective Time or the date that all Digi Common Shares registered on such registration statement have been sold;

     (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed one year from the Effective Time;

     (c) furnish to the security holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such security holders or underwriters may reasonably request in order to facilitate the public offering of such securities;

     (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating holders may reasonably request in writing, except that Digi shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

     (e) notify the security holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

     (f) notify such holders promptly of any request by SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

     (g) prepare and file with the SEC, promptly upon the request of any such holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such holders (and concurred in by counsel for Digi), is required under the Securities Act in connection with the distribution of the Digi Common Shares by such holder;

     (h) prepare and promptly file with the SEC and promptly notify such holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

     (i) advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

     (j) not file any amendment or supplement to such registration statement or prospectus to which a majority in interest of such holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for Digi the filing of such amendment or supplement is reasonably necessary to protect Digi from any liabilities under any applicable federal or state law and such filing will not violate applicable law; and

     (k) at the request of any such holder, furnish: (i) an opinion, dated as of the date of closing, of the counsel representing Digi for the purposes of such registration, addressed to the underwriters, if any, and to the holder or holders making such request, covering such matters as such underwriters and holder or holders may reasonably request; and (ii) letters dated as of the effective date of the registration statement and as of the date of closing, from the independent certified public accountants of Digi, addressed to the underwriters, if any, and to the holder or holders making such request, covering such matters as such underwriters and holder or holders may reasonably request.

     9.3 EXPENSES. With respect to such registration, Digi shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Digi, all internal Digi expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the selling security holders, underwriting discounts and commissions and transfer taxes and any other expenses incurred by the selling security holders not expressly included above, shall be borne by the selling security holders.

     9.4    INDEMNIFICATION.  With respect to such registration:

     (a) Digi will indemnify and hold harmless each holder of Digi Common Shares which are included in a registration statement pursuant to the provisions of this Article IX, its directors and officers, and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Digi will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

     (b) Each holder of Digi Common Shares which are included in a registration pursuant to the provisions of this Article IX will indemnify and hold harmless Digi, its directors and officers, any controlling person and any underwriter from and against, and will reimburse Digi, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which Digi or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation thereof.

     (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 9.4 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or
     (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

ARTICLE X

TERMINATION

     10.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time notwithstanding approval of the Merger by the stockholders of CDC:

     (a)    by mutual consent of the Boards of Directors of Digi and CDC;

     (b) by either Digi or CDC if (i) any of the conditions to their respective obligations specified in Article VIII hereof have not been satisfied or waived prior to July 31, 1998, or (ii) the Merger shall not have been consummated on or before July 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure to satisfy any of the conditions specified in Article VIII that are required to have been satisfied prior to the Merger or the failure to consummate the Merger.

     10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either Digi or CDC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, stockholders or agents, except as provided in Sections 7.4 and 11.2 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

     11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Digi and CDC in this Agreement shall terminate immediately upon the Effective Time.

     11.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses (including without limitation the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be born by the party incurring such costs and expenses.

     11.3 NOTICES. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested) or by overnight delivery by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

     (a)    If to Digi or Merger Sub to:

            Digi International Inc.
            11001 Bren Road East
            Minnetonka, MN 55343
            Attention:  Jerry A. Dusa
            Telecopy:  (612) 912-4949
            with copy to:

            Digi International Inc.
            11001 Bren Road East
            Minnetonka, MN 55343
            Attention:  Jonathon E. Killmer
            Telecopy:  (612) 912-4998

     and to:

            Faegre & Benson LLP
            2200 Norwest Center
            90 South Seventh Street
            Minneapolis, MN 55402
            Attention:  James E. Nicholson
            Telecopy:  (612) 336-3026

     (b)    If to CDC to:

            Central Data Corporation
            1602 Newton Drive
            Champaign, IL 61821
            Attention:  Jeffrey J. Roloff
            Telecopy:  (217) 359-6904

            with a copy to:

            Dorsey & Whitney LLP
            220 South Sixth Street
            Minneapolis, MN 55402
            Attention:  Kenneth L. Cutler
            Telecopy:  (612) 340-8738

All notices and other communications shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by registered or certified mail, on the tenth day after the day on which such notice is mailed, (c) if sent for overnight delivery by a nationally recognized courier service (such as Federal Express), on the third business day after the day on which notice is sent, or (d) if sent by telecopy, on the first business day following the successful transmission of such notice or communication to the telecopier of the intended recipient (the number of which has been set forth herein).

     11.4 AMENDMENTS. This Agreement may be amended by all the parties hereto by action taken by their respective Boards of Directors without any further approval of the stockholders of CDC, except as otherwise required by law. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     11.5   WAIVER.  At any time prior to the Effective Time, Digi or CDC may
(i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of Digi and CDC to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.

     11.6   CERTAIN DEFINITIONS.  For purpose of this Agreement, the term:

     (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

     (b) "BENEFIT ARRANGEMENT" means, with respect to any person, each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, and
     (ii) covers any employee, former employee (or beneficiary of any employee or former employee) of such person or any subsidiary of such person;

     (c) "CODE" means the United States Internal Revenue Code of 1986, as amended;

     (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "DIGI DISCLOSURE SCHEDULE" means the disclosure schedule of Digi attached hereto, dated as of the date hereof, and forming a part of this Agreement;

     (f) "EMPLOYEE PLAN" means, with respect to any person, each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that
     (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by such person, any subsidiary of such person or any of their ERISA Affiliates;

     (g) "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended;

     (h) "ERISA AFFILIATES" of any entity means any other entity that, together with such entity, would be treated as a single employer under
     Section 414 of the Code;

     (i) "FOREIGN BENEFIT PLAN" means, with respect to any such person, any Benefit Arrangement of such person or any subsidiary of such person that is not subject to the laws of the United States;

     (j) "CDC DISCLOSURE SCHEDULES" or "CDC DISCLOSURE SCHEDULE" means the disclosure schedules, or any one of such disclosure schedules, of CDC, attached hereto, dated as of the date hereof, and forming a part of this Agreement;

     (k) "KNOWLEDGE" means the actual knowledge of the executive officers of the respective party and its subsidiaries;

     (1) "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" mean, with respect to any person, any change or effect that is or is reasonably likely to be materially adverse to the business, operation, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of such person and its subsidiaries (if any) taken as a whole;

     (m) "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;

     (n) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d) of the Securities Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

     (o) "RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and "Return" means any one of the foregoing;

     (p)    "SEC" means the United States Securities and Exchange Commission.

     (q) "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     (r) "SECURITIES EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (s) "SUBSIDIARY" or "SUBSIDIARIES" of any person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries; and

     (t) "TAXES" means all United States federal, state, local, foreign and other net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, value added, business enterprise, capital or other taxes, fees, assessments or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

     11.7 PUBLICITY. No party other than Digi shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement, and any public announcement or press release by Digi shall require the prior approval of CDC both as to the making of such announcement or release and as to the form and content thereof, except to the extent that Digi is advised by counsel, in good faith, that such announcement or release is required as a matter of law or under the rules of The Nasdaq Stock Market and full opportunity for prior consultation is afforded to CDC to the extent practicable.

     11.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.9 NONASSIGNABILITY. This Agreement shall not be assigned by operation of law or otherwise.

     11.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that subject to and upon consummation of the Merger, the provisions of Article IX shall benefit and may be enforced by former stockholders of CDC and their heirs, representatives, successors and permitted assigns, and provided further that subject to and upon consummation of the Merger, the provisions of Section 7.7 hereof shall benefit and may be enforced by employees and former employees of CDC and their heirs, representatives, successors and permitted assigns.

     11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

     11.12 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of law rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Wilmington, State of Delaware.

     11.13 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     11.14 REMEDIES. Nothing contained herein is intended to or shall be construed so as to limit the remedies which either party may have against the other in the event of a breach of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

     11.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and, other than the Non-Disclosure Agreement referred to in Section 7.4 hereof, which shall continue until the Effective Time, supersedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Digi, Merger Sub and CDC on the date first above written.


DIGI INTERNATIONAL INC.  CENTRAL DATA CORPORATION


By: /s/ Jerry A. Dusa                   By: /s/ Jeffrey J. Roloff
    -------------------------------         -------------------------------
     Jerry A. Dusa                           Jeffrey J. Roloff
     President and Chief Executive           Chairman and Chief Executive
     Officer                                 Officer



CD ACQUISITION INC.


By: /s/ Jerry A. Dusa
    -------------------------------
     Jerry A. Dusa
     President and Chief Executive Officer